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                                    Filed Pursuant to Rules 424(b)(3) and 424(c)
                                    Registration Nos. 333-38674 and 333-38674-01


                         FRANKLIN FINANCIAL CORPORATION
                            FRANKLIN CAPITAL TRUST I

               SUPPLEMENT NO. 2 TO PROSPECTUS DATED JULY 10, 2000


         This Supplement No. 2 provides certain new information and amends certain other information disclosed in the prospectus of Franklin Financial Corporation and Franklin Capital Trust I dated July 10, 2000. This supplement should be read in conjunction with the prospectus. In the event information contained in the prospectus is inconsistent with this supplement, the inconsistent information in the prospectus should be disregarded.

         The following paragraph is inserted after paragraph 2 of the Plan of Distribution Section on page 95 of the prospectus:

         Morgan Keegan may permit the placement of shares by selected brokers who are members in good standing of the NASD and may re-allot all or any portion of its commissions to such participating dealers. Morgan Keegan anticipates that a participating dealer will place up to $3,025,000 in aggregate liquidation amount of the preferred securities.



            The date of this prospectus supplement is August 9, 2000